                                                               Exhibit 99(a)(iv)


                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 11-K

                         ------------------------------

               [X] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
                 SECURITIES EXCHANGE ACT OF 1934 [FEE REQUIRED]

                     For the Period Ended October 17, 2001


                                       OR

             [ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE
                SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]


                          Commission File Number 1-3215

                         ------------------------------

                 CENTOCOR QUALIFIED SAVINGS AND RETIREMENT PLAN

                            (Full title of the Plan)


                                JOHNSON & JOHNSON
                           ONE JOHNSON & JOHNSON PLAZA
                         NEW BRUNSWICK, NEW JERSEY 08933

           (Name of issuer of the securities held pursuant to the Plan and the address of its principal executive office)

Item 4. Financial Statements and Exhibits

      Report of Independent Accountants

      Financial Statements:
            Statements of Net Assets Available for Plan Benefits at October 17, 2001 and December 31, 2000

            Statements of Changes in Net Assets Available for Plan Benefits for the period January 1 through October 17, 2001 and the year ended December 31, 2000

      Notes to Financial Statements

Consent of PricewaterhouseCoopers LLP, dated June 27, 2002


The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.


                           CENTOCOR QUALIFIED SAVINGS
                            AND RETIREMENT PLAN


                           By: /s/ R.J. Darretta
                               ------------------------------------
                               R. J. Darretta
                               Chairman, Pension Committee
June 25, 2002

                 CENTOCOR QUALIFIED SAVINGS AND RETIREMENT PLAN
                                -----------------


                            FINANCIAL STATEMENTS FOR
                          THE PERIOD JANUARY 1 THROUGH
                         OCTOBER 17, 2001 AND THE YEAR
                            ENDED DECEMBER 31, 2000
                                      AND
                             SUPPLEMENTAL SCHEDULE
                                 FOR THE PERIOD
                       JANUARY 1 THROUGH OCTOBER 17, 2001

CENTOCOR QUALIFIED SAVINGS AND RETIREMENT PLAN
TABLE OF CONTENTS
OCTOBER 17, 2001 AND DECEMBER 31, 2000

                                                                           PAGES
Report of Independent Accountants                                            1

Financial Statements:
   Statements of Net Assets Available for Plan Benefits at
     October 17, 2001 and December 31, 2000                                  2

   Statements of Changes in Net Assets Available for Plan
     Benefits for the period January 1 through
     October 17, 2001 and the year ended December 31, 2000                   3

   Notes to Financial Statements                                           4-8

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Participants and Administrator of the Centocor Qualified Savings and Retirement Plan':

In our opinion, the accompanying statements of net assets available for plan benefits and the related statements of changes in net assets available for plan benefits present fairly, in all material respects, the net assets available for plan benefits of the Centocor Qualified Savings and Retirement Plan (the "Plan") as of October 17, 2001 and December 31, 2000, and the changes in net assets available for plan benefits for the period January 1 through October 17, 2001 and the year ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets held for investment purposes is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplemental information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

As discussed in Note 1 to the financial statements, the Plan merged into the Johnson and Johnson Savings Plan on October 17, 2001.



May 9, 2002

                    CENTOCOR QUALIFIED SAVINGS AND RETIREMENT PLAN
                 STATEMENTS OF NET ASSETS AVAILABLE FOR PLAN BENEFITS


                                               October 17,       December 31,
                                                  2001              2000
                                               -----------       ------------
Assets:

      Investments at fair value                  $ ---           $52,479,036

      Receivables:
          Employer's contribution                  ---             3,948,591
          Loans from participants                  ---               623,716
                                                 -----           -----------
                                                   ---             4,572,307
                                                 -----           -----------
           Total assets                          $ ---           $57,051,343
                                                 =====           ===========


Net assets available for Plan benefits           $ ---           $57,051,343
                                                 =====           ===========


See accompanying Notes to Financial Statements.

                  CENTOCOR QUALIFIED SAVINGS AND RETIREMENT PLAN
          STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS


                                                  January 1
                                                   through       Year ended
                                                 October 17,     December 31,
                                                    2001            2000
                                               -------------    -------------
Additions:
    Interest and dividend income               $     527,178    $  3,198,894
    Net depreciation
     in fair value of investments                (5,057,094)     (4,751,892)

    Contributions:
       Employee                                      ---           8,605,294
       Employer                                      ---           3,948,591
       Participant rollovers into Plan               ---           3,132,956
                                               ------------     ------------
        Total additions                          (4,529,916)      14,133,843

Deductions:
    Benefits paid                                (6,481,478)     (2,556,042)
    Forfeitures                                    (630,058)        ---
                                               ------------     ------------
            Total deductions                     (7,111,536)     (2,556,042)

Other income (expense), net                            (848)             474
                                               ------------     ------------

        Net (decrease) increase                 (11,642,300)      11,578,275

Net assets available for Plan benefits:
    Beginning of year                            57,051,343       45,473,068
                                               ------------     ------------

    Transfer to J&J Savings Plan                (45,409,043)        ---
                                               ------------     ------------

    End of year                                $     ---        $ 57,051,343
                                               ============     ============

See accompanying Notes to Financial Statements.

                 CENTOCOR QUALIFIED SAVINGS AND RETIREMENT PLAN
                          NOTES TO FINANCIAL STATEMENTS


NOTE 1      DESCRIPTION OF PLAN

       The following description of the Plan provides only general information. Participants should refer to the Plan document for a more complete description of the Plan's provisions.

       Plan Merger

       Effective December 31, 2000, all participants in the Plan who were employed by Centocor on December 31, 2000 became fully vested. All participant contributions were suspended. Initiation of new loans was suspended. The requirement that a participant must take all available loans under the plan before receiving his or her participant directed contributions in the form of a hardship withdrawal was eliminated.

       All Centocor employees employed on December 31, 2000 were eligible to participate in the Johnson & Johnson Savings Plan beginning January 1, 2001.

       Effective October 17, 2001, Centocor delegated all of its powers and duties as the Administrator of the Plan to Johnson & Johnson. In October 2001, Centocor transferred all assets in the Centocor Qualified Savings and Retirement Plan to the Johnson & Johnson Savings Plan.

       On April 26, 2001, Johnson & Johnson announced a two-for-one stock split to holders of record on May 22, 2001 and effective June 12, 2001. The stock split does not impact the value of any of the Plan's investment funds.

       General

       Effective January 1, 1985, Centocor, Inc. (the "Company") established the Plan, a defined contribution savings plan subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"). Substantially all U.S. employees of the Company, or any of its subsidiaries or affiliates, were eligible to participate in the Plan. Employees were able to participate as of the first date of his/her employment. Substantially all of the legal, accounting and administrative expenses associated with Plan operations were paid by the Company.

       Contributions

       Eligible employees were able to make voluntary tax-deferred contributions of 1 to 15 percent of their eligible cash compensation up to certain annual limits as prescribed by the U.S. Internal Revenue Code. Maximum annual contributions were able to be limited at the discretion of the Company.

       Employee contributions were invested as directed by the employee in any of the eight investment programs available under an investment contract with the Trustee (see Note 3). Company contributions were made principally in the Johnson & Johnson Common Stock Fund.

                 CENTOCOR QUALIFIED SAVINGS AND RETIREMENT PLAN
                          NOTES TO FINANCIAL STATEMENTS


       The Company was able to elect, but was not required, to make contributions to the Plan for the benefit of the participating employees. To date, contributions have been made as a percentage of the participants' contributions for the year, as determined by the Company's Board of Directors. In 2000, the Company elected to contribute an amount equal to 50 percent of the contributions of each employee. The Company's contribution was based upon annual employee contributions up to a level of 6 percent of their cash compensation. Additionally, in 2000, the Company committed to make a contribution equal to 1% of each employee's compensation. At December 31, 2000, 33,329 shares of the Johnson & Johnson Common Stock Fund, with a fair value of $99.5781 per share determined by the average trade price for the last twenty days in December of 2000 and $57 in cash was due to the Plan from the Company for its 2000 contribution. Participant forfeitures of $630,058 were used for the 2000 Company contribution.

       Participants' Accounts

       Separate accounts were maintained by the Trustee for each participant. Each participant's account reflected the participant's contribution, the Company's contribution, interest, dividends, other income, and gains or losses earned by each of the investment programs. Investment income was reinvested in the same programs.

       Participants were able to transfer all or a portion of their accounts among the eight investment programs available under the Plan by directly contacting the Trustee. The transfer would take effect immediately upon the participant's notification of the change.

       Vesting

       Employee contributions were fully (100%) vested and non-forfeitable. Employer contributions were fully vested upon death, total and permanent disability, or attainment of age 65; otherwise, employer contributions were subject to vesting percentages based on years of service, as defined by the Plan documents. Employee non-vested forfeitures were used by the Company to offset employer contributions. The amount of forfeitures for 2001 and 2000 were $630,058 and $112,772, respectively. The employer contributions vesting percentages were as follows:

            Less than one year of service         0%
            One year of service                  20%
            Two years of service                 40%
            Three years of service               60%
            Four years of service                80%
            Five or more years of service       100%

       Payment of Benefits

       Benefits from the participants' vested accounts were normally payable to Plan participants upon retirement, death, termination of Company employment or total and permanent disability.

                 CENTOCOR QUALIFIED SAVINGS AND RETIREMENT PLAN
                          NOTES TO FINANCIAL STATEMENTS


       A participant, while still an employee, generally was able to withdraw all or a portion of his vested, non-forfeitable tax-deferred contribution account if such amount was needed to defray the cost of a medical emergency, enable the participant to acquire or improve his principal residence, or assist the participant in preventing eviction or foreclosure proceedings. Such a withdrawal was required to first be taken as a loan as noted below.

       Any additional funds required would be distributed as a hardship withdrawal subject to income tax and penalties. Such loan and withdrawal would not exceed the amount required to meet the immediate financial need created by the hardship and shall not be reasonably available from other sources of the participant.

       Loan Provisions

       Participants were able to borrow from their accounts a minimum of $1,000 up to a maximum equal to the lesser of $50,000 or 50% of their account balance and may have only one loan outstanding at any point of time. All such loans bore interest at prevailing market rates. Loans were required to be repaid within five years in approximately equal installments or up to 15 years if used for the purchase of a primary residence. Loans are secured by the balance in the participants' accounts.

NOTE 2      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       Basis of Accounting

       The accompanying financial statements have been prepared on the accrual basis of accounting.

       Investments

       The Centocor Qualified Savings and Retirement Plan's (the "Plan") Investments, administered by The Vanguard Group, Inc. (the "Trustee"), are stated at fair value based on the market value of the underlying securities on the last business day of the period.

       Johnson & Johnson common shares are carried at market value, which is determined by quoted market prices. Participant loans are valued at cost, which approximates fair value.

       Purchases and sales of investment securities are reflected on a trade date basis. Gains and losses on sales of investment securities are determined on the average cost method.

       Use of Estimates

       The preparation of the Plan's financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of net assets available for plan benefits at the date of the financial statements and the changes in net assets available for plan benefits during the reporting period and, when

                 CENTOCOR QUALIFIED SAVINGS AND RETIREMENT PLAN
                          NOTES TO FINANCIAL STATEMENTS


       applicable, disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

       Risks and Uncertainties

       The Plan provided for various participant investment options in funds, which could invest in any combination of stocks, bonds, fixed income securities, mutual funds and other investment securities. Investment securities were exposed to various risks, such as interest rate, market and credit.

       Related Party Transactions

       Certain Plan investments were shares of mutual funds managed by the Trustee. Therefore, these transactions qualified as party - in - interest.

       Payment of benefits

       Benefit payments are recorded when paid.

NOTE 3      INVESTMENTS

       The number of participants in the investment programs at October 17, 2001 and December 31, 2000 was as follows:

                                                             2001     2000
                                                             ----     ----
Johnson & Johnson Common Stock Fund                           ---    1,370
Vanguard Money Market Reserves - Prime Portfolio              ---      355
Vanguard Bond Index Fund - Total Bond Market Portfolio        ---      401

Vanguard Index Trust - 500 Portfolio                          ---    1,223
Vanguard U.S. Growth Portfolio                                ---    1,152
Vanguard/Windsor II                                           ---      594
Templeton Foreign Fund                                        ---      489
Fidelity Contrafund                                           ---      758

       The Johnson & Johnson Common Stock Fund program consists of shares of Johnson & Johnson Common Stock. The Vanguard Money Market Reserves - Prime Portfolio invests in short-term, high-quality money market instruments issued by financial institutions, non-financial corporations, the U.S. government and federal agencies. The Vanguard Bond Index Fund - Total Bond Market Portfolio invests in U.S. Treasury, federal agency, mortgage backed and corporate securities and attempts to match the performance of the Lehman Brothers Aggregate Bond Index, a widely recognized measure of the entire taxable U.S. bond market. The Vanguard Index Trust - 500 Portfolio invests in all of the 500

                 CENTOCOR QUALIFIED SAVINGS AND RETIREMENT PLAN
                          NOTES TO FINANCIAL STATEMENTS


       stocks that make up the Standard & Poor's 500 Composite Stock Price Index, a widely recognized benchmark of U.S. stock market performance. The Vanguard U.S. Growth Portfolio invests in large, high-quality, seasoned U.S. companies. The Vanguard/Windsor II Fund invests in a diversified group of out-of-favor stocks of large-capitalization companies. The Templeton Foreign Fund invests primarily in stocks of companies located outside the United States. The Fidelity Contrafund invests in undervalued stocks of foreign and U.S. companies with the goal of achieving long-term capital appreciation.

       Custody of the Plan's investments is maintained by the Trustee. Plan investments at fair value at October 17, 2001 and December 31, 2000 were as follows:

                                                       October 17,  December 31,
Name of Issuer and Title of Issue At,                    2001          2000
                                                       ----------- ------------
Johnson & Johnson Common Stock Fund                     $  ---     $ 13,665,693*
Vanguard Money Market Reserves - Prime Portfolio           ---        2,131,304
Vanguard Bond Index Fund - Total Bond Market Portfolio     ---        2,358,063*
Vanguard Index Trust - 500 Portfolio                       ---       16,809,319*
Vanguard U.S. Growth Portfolio                             ---        8,469,201*
Vanguard/Windsor II                                        ---        2,929,833*
Templeton Foreign Fund                                     ---        1,970,561
Fidelity Contrafund                                        ---        4,145,062*
                                                        ---------  ------------
                                                        $  ---     $ 52,479,036
                                                        =========  ============

*  Represents 5% or more of net assets available for Plan benefits

       During the period January 1 through October 17, 2001 and the year ended December 31, 2000, the Plan's investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated (depreciated) in value as follows:

                                                  2001             2000
                                              -----------      -----------
Mutual Funds                                  $(6,521,644)     $(6,367,266)
Common Stock                                    1,464,550        1,615,374
                                              -----------      -----------
                                              $(5,057,094)     $(4,751,892)
                                              ===========      ===========

NOTE 4    TAX STATUS

       The Internal Revenue Service has determined and informed the Company by a letter dated April 26, 1995, that the Plan is designed in accordance with applicable sections of the Internal Revenue Code ("IRC"). The Plan has been amended since receiving the determination letter. However, the Plan administrator believes that the Plan is designed and was operated in compliance with applicable requirements of the IRC.

                     CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in Registration Statements on Form S-8 (No. 333-86611) of Johnson & Johnson of our report dated May 9, 2002, relating to the financial statements and supplemental schedule of the Centocor Qualified Savings and Retirement Plan, which appears in this Form 11-K.


PricewaterhouseCoopers LLP
Philadelphia, PA
June 27, 2002